Exhibit 99.1

NEWS RELEASE	CONTACT: Maryjo Cohen
FOR IMMEDIATE RELEASE	715-839-2021

NATIONAL PRESTO INDUSTRIES, INC.  MOURNS DEATH OF DIRECTOR AND APPOINTS NEW DIRECTOR

Eau Claire, Wisconsin December 22, 2008 — National Presto Industries, Inc. (NYSE: NPK) stated that its Board Director and former CEO and Chairman of the Board, Melvin S. Cohen, died on December 16.    Maryjo Cohen, current Chair, CEO and daughter of Mr. Cohen stated, “Mel Cohen had been a board member for 57 years and an outstanding leader. He led the Company through times of peace and war, takeover attempts and other predicaments that threatened the Company’s existence. The $384 million of dividends paid during the years of his tenure can be attributed to his leadership, as can the sound fiscal condition of the company.”

The Company advised that Randy F. Lieble has been appointed to the Company’s Board of Directors as of December 22, 2008 to fill the unexpired term of Mr. Cohen’s seat.  Mr. Lieble is the Company’s Vice President, CFO and Treasurer and has been with the Company for over thirty years.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases. The Absorbent Products segment is primarily engaged in the manufacture of private label adult incontinence products and baby diapers.